Exhibit 4.1

DEBT REPAYMENT AGREEMENT

THIS DEBT REPAYMENT AGREEMENT (this “Agreement”) dated as of the 30th day of January, 2003.

BETWEEN:

FREMANTLEMEDIA ENTERPRISES LTD. (formerly Pearson Television International Ltd.), a company incorporated under the laws of England, having an address at 1 Stephen Street, London, England, W1T 1AL (together with its successors and assigns, “Fremantle”)

OF THE FIRST PART

AND:

PEACE ARCH ENTERTAINMENT GROUP INC., a company duly incorporated under the laws of British Columbia, having an address at 5th Floor, 56 East 2nd Avenue, Vancouver, B.C.  V5T 1B1 (together with its successors and permitted assigns, “PAE”)

OF THE SECOND PART

AND:

FIRST WAVE PRODUCTIONS INC., a company incorporated under the laws of British Columbia, having an address at 5th Floor, 56 East 2nd Avenue, Vancouver, B.C.  V5T 1B1 (together with its successors and permitted assigns, “FWP”, and together with Fremantle, PAE, GFT and the Production Companies (each as defined herein), the “Parties”)

OF THE THIRD PART

AND:

GREENLIGHT FILM & TELEVISION INC., a company incorporated under the laws of Ontario, having an address at Suite 407, 124 Merton Street, Toronto, Ontario (together with its successors and permitted assigns, “GFT”)

OF THE FOURTH PART

AND:

Such Production Companies (as defined herein) set out on the signature pages hereto

OF THE FIFTH PART

WHEREAS:

A.

By agreement dated July 14, 1997, PAE, FWP and Fremantle entered into an agreement relating to the production of the television series “First Wave” (as amended, the “Production Agreement”).

B.

PAE is indebted to Fremantle in the principal amount of Cdn.$7,196,985 (“Debt #1”) as of the date hereof, such principal amount representing the remaining balance of 60% of the General Gross Receipts (as defined in the Production Agreement) as set out in Section 7(b) of the Production Agreement.  This amount may be modified by mutual agreement between PAE and Fremantle depending on proceeds received by FWP and/or PAE from the Canadian tax credits in relation to the television series “First Wave”.

C.

PAE and FWP are jointly and severally indebted to Fremantle in the principal amount of Cdn.$336,559 (“Debt #2”, together with Debt #1, the “Debt”) as of the date hereof in respect of underages on Seasons 2 and 3 of the television series “First Wave” produced by FWP.  Debt #2 represents the amount of Cdn.$523,000 due from PAE and FWP to Fremantle in respect of production underages pursuant to Section 2(c) of the Production Agreement less Cdn.$186,441 due from Fremantle to PAE and FWP pursuant to the Production Agreement.

D.

The aggregate amount of the debts referred to in Recitals B and C above (together with any accrued interest thereon) and all other debts, liabilities and obligations of PAE and FWP, jointly or severally or jointly and severally at any time due or accruing due or owing by PAE or FWP to Fremantle pursuant to this Agreement, the Term Sheet and any other Document (as defined below) shall be collectively referred to herein as the “Obligations”.

E.

Fremantle and PAE have entered into a memorandum of agreement dated as of November 20, 2001 (the “Offer Letter”) to amend the terms of the financing in respect of, inter alia, the payment of the obligations of PAE and FWP to Fremantle under the Production Agreement.

F.

As security for payment and performance of the Obligations, PAE has entered into, executed and delivered a security agreement to Fremantle in form and substance satisfactory to Fremantle (the “PAE Security”).

G.

PAE has caused its production companies set out in Schedule A hereto (together with their successors and permitted assigns, the “Production Companies”), to each enter into, execute and deliver to Fremantle, each in form and substance satisfactory to Fremantle, (i) a security agreement in favour of Fremantle, (ii) an intellectual property security agreement in favour of Fremantle, and (iii) a guarantee in favour of Fremantle (collectively, the “Production Companies’ Security”).

H.

Third party investors are subscribing for Cdn.$1,500,000 of shares of PAE and, in addition, CPC Communications Inc. (together with its successors and permitted assigns, “CPC”), an affiliate of GFT, is conveying certain assets, undertaking and business to PAE, certain terms of which have been disclosed to Fremantle (these transactions collectively, as understood by the representatives of Fremantle, as such terms shall be amended and disclosed to representatives of Fremantle, referred to herein as the “Transaction”).

I.

Fremantle, GFT and PAE have entered into a term sheet (the “Term Sheet”) dated December 17, 2002 setting out the certain terms in respect of the consent to the Transaction and repayment of the Obligations, and by this Agreement the Parties wish to more fully set out the terms of such Term Sheet and the Offer Letter.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the foregoing recitals and of the mutual promises, covenants and agreements hereinafter set forth, the Parties promise, covenant and agree:

1.

Definitions

In this Agreement and the Recitals hereto, “herein”, “hereby”, “hereof”, and similar expressions mean and refer to this Agreement; and the expressions “Section” and “Recital” followed by numbered or letters mean and refer to the specified Section or Recital of this Agreement unless otherwise specified.  In this Agreement, except as otherwise expressly provided:

(a)

“Closing Date” means January 30, 2003;

(b)

“Documents” means this Agreement, the Term Sheet and any promissory notes, guarantees, security agreements and convertible instruments executed and delivered to Fremantle pursuant to this Agreement or the Term Sheet;

(c)

“Gamble” means Timothy Gamble, his heirs, executors, administrators, successors and assigns;

(d)

“Groff” means Frank Groff, his heirs, executors, administrators, successors and assigns;

(e)

“Judgment Currency” means the currency in which a court of competent jurisdiction may render judgment in connection with any litigation relating to the repayment of amounts owed jointly or severally or jointly and severally by PAE and FWP to Fremantle under this Agreement;

(f)

“Original Currency” means the currency in respect of which any amounts are owed by PAE and FWP to Fremantle in accordance with the provisions of this Agreement;

(g)

“Subordinate Lenders” means WOF, Gamble, Groff and White collectively;

(h)

“Subordinate Lenders Debt” means, at any given time, the outstanding principal balance under a loan made by the Subordinate Lenders to PAE, all accrued interest thereon and such other amounts which may become payable under any agreement or promissory notes in effect for such loan or any security agreement securing such loan;

(i)

“White” means W.D. Cameron White, his heirs, executors, administrators, successors and assigns; and

(j)

“WOF” means Working Opportunity Fund (EVCC) Ltd., its successors and assigns

2.

Transaction Related Provisions

(1)

The Parties acknowledge and agree that the facts set out in Recitals B and C above are true in all respects.

(2)

The Parties acknowledge that PAE has designated Peace Arch Project Development Corp. (together with its successors and permitted assigns, “Subco”) as the wholly-owned subsidiary of PAE which will be used for the purposes of, inter alia, acquiring the assets of the Pre-Existing Peace Arch Business and the assumption of certain security granted by PAE to Fremantle, as provided below.

(3)

The Parties acknowledge and agree that the scope of the enforcement of the debts, liabilities and obligations of PAE hereunder and the collateral charged by the PAE Security will be restricted to the business, assets, and undertaking of PAE (the “Pre-Existing Peace Arch Business”) as they exist immediately prior to the Closing Date, and to any proceeds derived from the Pre-Existing Peace Arch Business after the Closing Date including, without limitation, (i) revenue from PAE’s litigation against MTV Networks and VH1 (Action No. 5015528, Vancouver Registry), after payment of all legal costs and other third party entitlements, including any amounts due to government agencies, investors or profit participants, if applicable, (ii) revenue from sales of programmes that PAE owns prior to the Closing Date or in production as at the Closing Date (but for greater certainty, excluding revenue from any future programmes or series or spinoff series of programmes or formats that PAE owns prior to the Closing Date, provided that there shall be compensation provided to Fremantle by PAE (with such compensation to be paid to Fremantle in accordance with Section 7) at fair market rates for any intellectual property rights owned by PAE as at the Closing Date and subsequently used therein), and (iii) any other future assets, undertaking and business obtained by PAE derived from PAE’s assets, existing prior to the Closing Date.  In respect of the Pre-Existing Peace Arch Business, the Parties acknowledge that, save as set out herein, the PAE Security shall continue unamended and remain in full force and effect.

(4)

GFT acknowledges and agrees that it will not amend or vary such terms of the Transaction if such amendment or variation would adversely affect the rights of Fremantle as contemplated hereby, unless GFT obtains Fremantle’s prior written agreement to such variation or amendment.

(5)

Fremantle hereby consents to the Transaction, subject to the terms and conditions set out herein.

(6)

For greater certainty, the Parties acknowledge that as part of the Transaction, GFT or CPC and/or such other affiliate of GFT or CPC are conveying assets to PAE and arranging funding for PAE, and that after the Closing Date, PAE will, under the new management, be generating new business activities and projects and assets separate and apart from the Pre-Existing Peace Arch Business.  The Parties agree that such new business, assets, and undertaking (the “Exempt Business”) will be beyond the scope of the PAE Security, and that other than set out in the Convertible Instrument (as defined herein), Fremantle will have no recourse against PAE in respect of the Exempt Business nor will it have any right or assert any claim with respect thereto including, without limitation, upon the occurrence of an Event of Default.  The Parties further acknowledge and agree that Fremantle shall have no recourse against any indebtedness, obligation or liability of (i) PAE to Subco or (ii) from any of the PAE subsidiaries to Subco, which may be outstanding at the Closing Date or may result from the conveyance of the Pre-Existing Peace Arch Business from PAE to Subco.

(7)

The Parties acknowledge that the Pre-Existing Peace Arch Business will, on or following the Closing Date, be conveyed to Subco on the condition that such conveyance, in the reasonable opinion of

Fremantle, does not adversely affect or impair (i) the payment and performance of the Obligations in favour of Fremantle, (ii) the PAE Security or (iii) the Production Companies’ Security.  Prior to or concurrent with such conveyance, PAE shall cause Subco (and its subsidiaries) to execute and deliver all such documents and instruments and do and perform such acts as Fremantle considers necessary for Subco (and its subsidiaries) to assume the Obligations (other than in respect of the Convertible Instrument (as defined below)) and the PAE Security.  Upon such conveyance, Fremantle shall execute and deliver to PAE such documents and instruments required to release PAE from liability to Fremantle in respect of the Obligations (other than in respect of the Convertible Instrument (as defined below)) and the PAE Security, except as expressly provided for herein.

(8)

On and after the Closing Date, PAE shall manage the Pre-Existing Peace Arch Business in accordance with good and prudent business practice with a view to maximizing the recovery of value from the Pre-Existing Peace Arch Business and maximizing the application of such proceeds to reduction of the Obligations.  PAE also agrees that following the Closing Date, PAE will develop and deliver to Fremantle a written business plan for the exploitation and distribution of the assets, business and undertaking comprising the Pre-Existing Peace Arch Business the implementation of which shall be subject to Fremantle’s approval.

(9)

The Parties acknowledge and agree that currently all expenses of PAE, including its corporate costs, overheads and operating costs, are effectively charged against the Pre-Existing Peace Arch Business.  PAE agrees that upon the Closing Date, any transaction between the Pre-Existing Peace Arch Business and the Exempt Business, including any allocation of overhead or shared or common expenses as between the Pre-Existing Peace Arch Business and the Exempt Business, shall be made in good faith and on reasonable commercial grounds.  PAE further agrees that PAE will from time to time (and no less frequently than annually) submit to Fremantle a budget for PAE indicating the allocation of overhead or shared or common expenses to the Pre-Existing Peace Arch Business and such allocation will be subject to the approval of Fremantle (acting in good faith and on reasonable commercial grounds); and PAE will continue to make scheduled payments in respect of the leased real property occupied by PAE prior to the Closing Date (with the expense of such payments to be allocated between the Pre-Existing Peace Arch Business and the Exempt Business as provided above).

3.

Fremantle Security

Each of the Parties acknowledge the security issued to Fremantle as set out in Recitals F and G and PAE further agrees to execute and to cause its Production Companies to execute and deliver such documents and instruments required by Fremantle to give and maintain the effect of the PAE Security and the Production Companies’ Security (including, without limitation, the execution and delivery of a guarantee by FWP in form and substance satisfactory to Fremantle).

4.

Right of Conversion

(1)

Fremantle hereby subscribes for the convertible instrument more particularly described in the Term Sheet (the “Securities”) which shall be evidenced by a certificate in substantially the same form as set out in Schedule B hereto (the “Convertible Instrument”) and:

(a)

hereby certifies that Fremantle is not resident in British Columbia; and

(b)

acknowledges, represents and warrants to PAE that:

(i)

no securities commission or similar regulatory authority has reviewed or passed on the merits of the Securities;

(ii)

there is no government or other insurance covering the Securities;

(iii)

there are risks associated with the acquisition of the Securities;

(iv)

there are restrictions on Fremantle’s ability to resell the Securities and it is the responsibility of Fremantle to find out what those restrictions are and to comply with them before selling the Securities;

(v)

PAE has advised Fremantle that PAE is relying on an exemption from the requirements to provide Fremantle with a prospectus and to sell the Securities through a person registered to sell securities under the Securities Act (British Columbia) (the “Act”) and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Act, including statutory rights of rescission or damages, will not be available to Fremantle;

(vi)

it is knowledgeable of, or has been independently advised as to, the Foreign Jurisdiction’s Securities Laws (defined below);

(vii)

it is acquiring the Securities pursuant to exemptions from any prospectus, registration or similar requirements under the Foreign Jurisdiction’s Securities Laws, or, if such is not applicable, Fremantle is permitted to acquire the Securities under the Foreign Jurisdiction’s Securities Laws without the need to rely on exemptions;

(viii)

the distribution of the Securities to Fremantle by PAE complies with all the Foreign Jurisdiction’s Securities Laws;

(for purposes hereof, “Foreign Jurisdiction’s Securities Law” means, in respect of each and every offer and sale of the Securities, the securities legislation having application and the regulations, rules, orders, instruments, notices, directions, rulings and published policy statements of the securities regulatory authorities having jurisdiction over Fremantle, other than the laws of British Columbia which would apply to this subscription, if any);

(ix)

in acquiring the Securities, Fremantle has relied solely upon publicly available information relating to PAE and not upon any oral or written representation as to any fact or otherwise made by or on behalf of PAE or any other person associated therewith, the decision to acquire the Securities was made on the basis of publicly available information and the decision to acquire any securities issuable upon the exercise of the Securities will also be made on the basis of currently available public information;

(x)

Fremantle is aware of PAE’s business affairs and financial condition and has had access to, has acquired sufficient information about PAE to reach an informed and knowledgeable decision to acquire the Securities and has such business and financial experience as is required to give Fremantle the capacity to protect Fremantle’s interests in connection with the acquisition of such Securities;

(xi)

Fremantle is acquiring the Securities for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof;

(xii)

Fremantle has no present intention of selling, granting any participation in, or otherwise distributing the Securities and does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of such Securities;

(xiii)

Fremantle’s ability to transfer the Securities, and any securities issuable upon exercise of the Securities, is limited by, among other things, the Act.  In particular, Fremantle acknowledges having been informed that the Securities, and any securities issued upon exercise of the Securities, may not be sold or otherwise disposed of in Canada for a period of one year, or four months if PAE is, at the date of distribution of the Securities, a “qualifying issuer” as that term is defined in Multilateral Instrument 45-102 Resale of Securities (“MLI 45-102”), from the date of distribution of the Securities, unless a statutory exemption is available or a discretionary order is obtained allowing the earlier resale thereof, and may be subject to additional resale restrictions if such sale or other disposition would be a “control distribution”, as that term is defined in MLI 45-102.  Additional resale restrictions may apply under the Foreign Jurisdiction’s Securities Laws;

(xiv)

the acknowledgements, representations and warranties of Fremantle contained in this Agreement, and in any Schedules or other documents or materials executed and delivered by Fremantle hereunder, are made by Fremantle with the intent that they may be relied upon by PAE and its professional advisors in determining Fremantle’s eligibility to acquire the Securities and Fremantle hereby agrees to indemnify and save harmless PAE and such advisers against all losses, claims, costs, expenses and damages or liabilities which they may suffer or incur caused or arising from their reliance thereon.  Fremantle further agrees that by accepting the Securities, Fremantle shall be representing and warranting that the foregoing representations and warranties are true as at the date of issuance of the Securities with the same force and effect as if they had been made by Fremantle at the date of issuance of the Securities and that they shall survive the acquisition by Fremantle of the Securities and any securities issued upon exercise of the Securities and shall continue in full force and effect notwithstanding any subsequent disposition by Fremantle of the Securities or any securities issued upon exercise of the Securities;

(xv)

a legend will be endorsed on the certificates representing the Securities and, if any Securities are exercised prior to the expiry of any resale restrictions, a legend will be endorsed on the certificates representing the securities issued on exercise of the Securities, to the effect that the securities represented thereby are subject to a hold period and may not be traded until the expiry thereof except as permitted by applicable securities legislation;

(xvi)

the Securities, and any securities issued upon exercise of the Securities, have not been registered under the U.S. Securities Act of 1933, as amended (the “1933 Act”) or the securities laws of any State of the United States and that PAE does not intend to register any of them under the 1933 Act, or the securities laws of any State of the United States and has no obligation to do so.  The Securities may not be offered or sold in the United States unless registered in accordance with United States federal securities laws and all applicable State securities laws or exemptions from such requirements are available.  Fremantle acknowledges that PAE will not register any transfer of any of the Securities or any securities issued upon exercise of the Securities, not made in accordance with Regulation S of the 1933 Act (if applicable) or pursuant to an available exemption from registration; and

(xvii)

the Securities and any securities issued upon exercise of the Securities will bear a legend stating that they have not been registered under the 1933 Act and that the Securities may not be exercised by or on behalf of any “U.S. person” unless registered under the 1933 Act or an exemption from such registration is available.

Fremantle hereby acknowledges that the approval of the Toronto Stock Exchange (“TSX”) to the number of Class “B” Subordinate Voting Shares which may be issued pursuant to this clause is limited to conversion of the principal amount of the Debt of Cdn.$7.58 Million.  The right of Fremantle to convert such principal sum owing under this Agreement shall extend to any accrued and unpaid interest under this Agreement, which shall become principal, bear interest and be payable as provided under this Agreement, and which shall form part of the Deficiency (as defined in the Convertible Instrument) for the purposes of the Holder Conversion Right (as defined in the Convertible Instrument), subject to such conditions as the TSX may impose in the normal course at the time of conversion of any such accrued and unpaid interest.

5.

Repayment of Principal and Interest

(1)

PAE promises to pay to Fremantle Debt #1 together with interest on all amounts of Debt #1 remaining unpaid from time to time and PAE and FWP jointly and severally promise to pay to Fremantle Debt #2 together with interest on all amounts of Debt #2 remaining unpaid from time to time, each at a rate per annum equal to 10% per annum (the “Interest Rate”) until all amounts due and payable hereunder are satisfied in full.

(2)

PAE and FWP further jointly and severally promise to pay to Fremantle (i) Cdn.$136,382, representing monthly interest in arrears and (ii) Cdn.$103,969, representing deferred interest (as at December 31, 2002), each having accrued pursuant to the Offer Letter.

6.

Further Interest Provisions

(1)

All computations of interest shall be made by Fremantle on the basis of a year of 365 days and the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

(2)

Notwithstanding any provision to the contrary contained herein, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same may be amended, replaced or re-enacted from time to time) payable hereunder exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) hereunder lawfully permitted under that section and, if any payment, collection or demand pursuant to this promissory note in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Parties and the amount of such payment or collection shall be refunded to PAE and FWP; for purposes hereof the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles on the basis of annual compounding of the rate lawfully permitted under that section and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Fremantle will be prima facie evidence for the purposes of such determination.

7.

Payments

(1)

Payments on the Obligations shall be made directly from the net cash flow from the Pre-Existing Peace Arch Business making reasonable provision for continued operation and third party entitlements as set out in Section 2(3) (though the Parties acknowledge that certain tax credits, copyright and equipment of the Pre-Existing Peace Arch Business shall continue to be allocated to Royal Bank of Canada and that the Comerica Bank has priority over net revenues from the sale of “Big Sound” in the international territories (which includes all territories other than North America).  PAE represents and warrants that it has now fully paid and satisfied the Subordinate Lenders Debt.

(2)

Remittance and reporting of payments from net cash flow described under Section 7(1) above shall be provided by PAE to Fremantle on a monthly basis, with such remittance and reporting for each month being provided on or before the end of the month following such month.  For greater certainty, the initial remittance and reporting of the foregoing for the month of February 2003 shall be due on or before March 31, 2003.

8.

Conditions Precedent

The obligations of Fremantle hereunder and the consent to the Transaction are subject to the conditions precedent that:

(a)

as at the date hereof and other than with respect to the specific consent contained herein:

(i)

there is no Event of Default which has occurred and is continuing; and

(ii)

the representations and warranties of GFT, PAE and FWP set out herein are true and correct in every material respect as of the date hereof; and

(b)

Fremantle shall have received:

(i)

the PAE Security and the Production Companies Security and registered each such document in all jurisdictions considered necessary or desirable by it (acting reasonably);

(ii)

the Convertible Instrument and such other documents, agreements, certificates, approvals and opinions in respect of the transactions contemplated herein and in connection with the Transaction as may be requested by it (acting reasonably).

9.

Prepayment Options

Subject to Section 10, PAE and FWP may, at their discretion, prepay any unpaid portions of the amounts of the Debt (together with interest accrued thereon), any interest thereon, or any other amounts due and owing to Fremantle pursuant to this Agreement at any time or in any portion, without notice, bonus or penalties.

10.

Application of Payments

The Parties agree that all amounts received by Fremantle from or on behalf of PAE and FWP and not previously applied pursuant to this Agreement shall be applied as follows:

(a)

first, to fulfil the obligations of PAE and FWP to pay accrued and unpaid interest on the Debt;

(b)

second, to fulfil the obligations of PAE and FWP to pay any amounts due and owing on account of the unpaid principal amount of the Debt;

(c)

third, to fulfil any other obligation of PAE and FWP under this agreement; and

(d)

as at December 31, 2004, at the sole discretion of Fremantle, any payments of principal made up to and including such date may be allocated as interest payments.

11.

Forbearance

Provided that each of PAE, FWP and the Production Companies comply with all of the terms and conditions applicable to them set forth in the Documents to which it is a party, Fremantle will forbear from commencing any proceedings or taking any action against PAE or FWP (or any of their subsidiaries or affiliates) or their directors, officers, shareholders, secured lenders, employees or representatives in respect of any defaults existing as of the date hereof under the Production Agreement, the Offer Letter and any Document.

12.

Confidentiality

Each of the Parties to this Agreement agrees to use reasonable efforts to ensure that the terms of this Agreement which are not publicly filed, distributed to shareholders of Fremantle or PAE or otherwise made available to the public generally will, to the extent permitted by law, be treated confidentially by the Parties and will not, except as provided herein or with the consent of the other Parties, be made available to any other party.

13.

Events of Default

If any one or more of the following events (each an “Event of Default”) shall occur then Fremantle may, at its option, declare the entire unpaid principal amount of the Debts, together with interest accrued thereon calculated in accordance with Sections 5 and 6, to be immediately due and payable:

(a)

Non-Payment.  PAE and FWP or either of them fail to pay any instalment of principal or interest owing by such Parties to Fremantle hereunder (other than non-payment of interest accruing prior to the Closing Date), and such failure remains unremedied for 15 days after written notice from Fremantle specifying such default;

(b)

Non-Performance.  PAE, FWP, the Production Companies or any of them fail to perform any other covenant or agreement or undertaking contained herein or contained in any other Document (other than non-payment of interest accruing prior to the Closing Date), and such failure remains unremedied for 30 days after written notice from Fremantle specifying such default;

(c)

Breach of Representation.  Any material representation or warranty made by PAE, FWP, the Production Companies or any of them herein or in any other Document, or any material representation, warranty or certification made by PAE, FWP, the Production Companies or any of them in any certificate or other writing delivered in connection with any of the Documents, or any representation or warranty deemed to be made by PAE, FWP, the Production Companies or any of them as provided herein or therein, is false or misleading in any material respect at the time it was made;

(d)

Insolvency, Bankruptcy etc.  Any of PAE, FWP, or the Production Companies ceases to carry on business or becomes insolvent (as defined in the Company Act (British Columbia)) or bankrupt or ceases paying its debts as they mature, other than those that shall be contested in good faith and by appropriate proceedings, or any of PAE, FWP, or the Production Companies makes an assignment for the benefit of creditors or otherwise acknowledges its insolvency, or a trustee or receiver and manager or liquidator is appointed for any of PAE, FWP, or the Production Companies or for a substantial part of its or their property, or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by any of PAE, FWP, or the Production Companies under the laws of any jurisdiction, or bankruptcy, insolvency or similar proceedings shall be instituted against any of PAE, FWP, or the Production Companies, other than those that shall be contested in good faith and by appropriate proceedings; and

(e)

Winding Up. If an order is made or a resolution passed for the winding up of any of PAE, FWP, or the Production Companies without the prior written consent of Fremantle;

and upon the occurrence of an Event of Default, Fremantle shall be entitled to take all steps or proceedings as are in the opinion of Fremantle necessary or desirable, to preserve or protect any security granted to Fremantle pursuant to this Agreement including, without limitation, steps or proceedings to cure defaults.

14.

Confirmation

Each of the Production Companies (and PAE in respect of (c) below) hereby acknowledges, confirms and agrees that notwithstanding the terms and conditions hereof and the execution and delivery by any party of this Agreement and whether or not any conditions precedent contained herein have been fulfilled:

(a)

all adjustments or modifications to the obligations underlying the guarantee granted by the Production Company to Fremantle have been made and are permitted under the terms and conditions of such guarantee;

(b)

the guarantee granted by the Production Company to Fremantle (including, without limitation, all obligations of the Production Company thereunder) and all security granted by the Production Company in favour of Fremantle shall remain in full force and effect as valid and binding continuing security in accordance with its terms without impairment or novation thereof for all present and future debts and liabilities, direct or indirect or otherwise now or at any time or from time to time hereafter due and owing from PAE, FWP or any Production Company to Fremantle; and

(c)

for greater certainty, the definition of “Promissory Note” in the guarantee and all related documents granted by the Production Company or PAE, as the case may be, to Fremantle, refers to this Agreement.

15.

Judgment Currency

(1)

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder to Fremantle from the Original Currency into the Judgment Currency, PAE and FWP and each of them agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures Fremantle could purchase the Original Currency with the Judgment Currency on the business day preceding that on which final judgment is paid or satisfied.

(2)

The obligations of PAE and FWP and each of them in respect of any sum due in the Original Currency from them to Fremantle under any of the Documents shall, notwithstanding any judgment in any Judgment Currency, be discharged only to the extent that on the business day following receipt by Fremantle, as the case may be, of any sum adjudged to be so due in such Judgment Currency, Fremantle may in accordance with normal banking procedures purchase the Original Currency with such Judgment Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to Fremantle, as the case may be, in the Original Currency, PAE and FWP jointly and severally agree, as a separate obligation and notwithstanding any such judgment, to indemnify Fremantle, as the case may be, against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to Fremantle in the Original Currency, Fremantle agrees to remit such excess to PAE and FWP.

16.

Fees and Expenses

All expenses, costs and charges incurred by or on behalf of Fremantle in connection with the preparation and issuance of the Offer Letter or any of the Documents, the perfection, preservation and protection of any security interests thereunder, up to a maximum of Cdn.$10,000, shall be added to and form a part of the Obligations.  Subject to the foregoing, each of the Parties shall bear its own expenses in connection with carrying out the terms of this Agreement (except as set out in separate agreement).

17.

Conflict

In the event of an inconsistency or conflict between the provisions of this Agreement and any other agreement, the provisions of this Agreement shall prevail.

18.

Headings

The headings to the provisions of this Agreement are inserted for convenience of reference only and shall not form part of nor affect the interpretation of this Agreement.

19.

Further Assurances

Each of PAE, FWP, GFT, Fremantle and any of the Production Companies will do and execute or cause to be done and executed in addition to anything required to be done or executed to give effect to this Agreement, all things reasonably required by PAE, FWP, GFT, Fremantle or any of the Production Companies in connection with any of the covenants, terms and conditions of this Agreement.

20.

Enforceability

Should any provisions of this Agreement be declared or held invalid or unenforceable by a court of competent jurisdiction, such validity or unenforceability will not affect the validity or enforceability of any or all of the remaining provisions of this Agreement which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

21.

Waiver

Fremantle may waive any breach by PAE, FWP, GFT or any of them, of the provisions of this Agreement or any other Document or any default by PAE, FWP, GFT or any of them, in the observance or performance of any covenant or condition required to be observed or performed by PAE or FWP or either of them, under the terms of this Agreement or any other Document.

22.

Notice

Any notice, payment, direction or other instrument or communication required or permitted to be given under the provisions of this Agreement will be in writing and may be given by delivery of the same or by mailing the same by prepaid registered or certified mail, addressed as follows:

If to PAE or FWP, at:
Peace Arch Entertainment Group Inc.
Suite 407, 124 Merton Street, Toronto, Ontario
Attention:  Mr. Gary Howsam, Chief Executive Officer

With a copy to:
Suite 402 – 220 Duncan Mill Road, Toronto, Ontario  M3B 3J5
Attention:  Mr. Richard Watson

If to Fremantle, at:
FremantleMedia Enterprises Ltd.
1 Stephen Street, London W1T 1AL, United Kingdom
Attention:  Mr. Ian Ousey, Director of Finance

With a copy to:
Blake, Cassels & Graydon LLP
Barristers and Solicitors
Suite 2600, Three Bentall Centre
595 Burrard Street, P.O. Box 49314
Vancouver, BC  V7X 1L3
Attention:  Mr. Neal Wang

If to GFT, at:
Suite 407, 124 Merton Street, Toronto, Ontario
Attention:  Mr. Gary Howsam, Chief Executive Officer

With a copy to:
Suite 402 – 220 Duncan Mill Road, Toronto, Ontario  M3B 3J5
Attention:  Mr. Richard Watson

Any notice, payment or direction or other instrument or communication aforesaid will, if delivered, be deemed to have been given and received when delivered and, if mailed, on the second business day following the date of mailing, executed in the event of a disruption of the postal service existing at the time of mailing or within two days thereof, in which event notice will be deemed to be received only when actually received.

23.

Public Holidays

If any payment hereunder shall become due on a Saturday, Sunday or a public holiday in Vancouver, British Columbia, such payment shall be made on the next succeeding business day.

24.

Currency

All dollar amounts contained in the Agreement are expressed and shall be paid in lawful currency of Canada.

25.

Incorporation of Schedules

Schedule A and Schedule B attached hereto shall, for all purposes hereof, form an integral part of this Agreement.

26.

Address Change

Any party may at any time give the other party notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses therein specified will be deemed to be the address of such party for the purpose of delivery of any notice, payment, direction or other instrument or communication thereunder.

27.

Binding Nature

This Agreement is binding upon and enures to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and assigns.

28.

Time of the Essence

Time is of the essence in the performance of this Agreement in each of its terms.

29.

Entire Agreement

This Agreement constitutes the entire agreement between the Parties and supersedes all previous expectations, understandings, communications, representations and agreements, whether verbal or written, between the Parties hereto with respect to the subject matter contained herein, including, without limitation, the Offer Letter and the Term Sheet.

30.

Counterpart

This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary, each of which, so signed, will be deemed to be an original and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to be dated as of the day and year first above written.  The Parties further acknowledge and agree that facsimile signatures of this Agreement shall have the same force and effect as original signatures.

31.

Governing Law

This Agreement shall be governed and construed in accordance with the laws of the Province of British Columbia.

32.

No Partnership

Nothing in this Agreement shall be deemed to constitute a partnership or joint-venture between the Parties hereto.  None of the Parties shall have the right to incur any debts nor make any commitments for the other.

IN WITNESS WHEREOF each of the Parties to this Agreement has duly executed and affixed its corporate seal as of the day and year first above written.

PEACE ARCH ENTERTAINMENT GROUP INC. Per: Juliet Jones Authorized Signatory	FIRST WAVE PRODUCTIONS INC. Per: Juliet Jones Authorized Signatory
GREENLIGHT FILM & TELEVISION INC. Per: Gary Howsam Authorized Signatory	FREMANTLEMEDIA ENTERPRISES LTD. Per: Tony Stern Authorized Signatory
ANIMAL MIRACLES PRODUCTIONS INC. Per: Juliet Jones Authorized Signatory	CITIZEN PRODUCTIONS INC. Per: Juliet Jones Authorized Signatory
D.M.G. TOO PRODUCTIONS INC. Per: Juliet Jones Authorized Signatory	DEAD MAN’S GUN PRODUCTIONS INC. Per: Juliet Jones Authorized Signatory
DIVA PRODUCTIONS INC. Per: Juliet Jones Authorized Signatory	HARM’S WAY PRODUCTIONS INC. Per: Juliet Jones Authorized Signatory
IMMORTAL PRODUCTIONS INC. Per: Juliet Jones Authorized Signatory	MALL WORLD PRODUCTIONS INC. Per: Juliet Jones Authorized Signatory
PRISONER OF ZENDA PRODUCTIONS INC. Per: Juliet Jones Authorized Signatory	RONNIE AND JULIE PRODUCTIONS INC. Per: Juliet Jones Authorized Signatory
CORPUS PRODUCTIONS INC. Per: Juliet Jones Authorized Signatory

SCHEDULE A

PRODUCTION COMPANIES

Animal Miracles Productions Inc.
Citizen Productions Inc.
D.M.G. Too Productions Inc.
Dead Man’s Gun Productions Inc.
Diva Productions Inc.
First Wave Productions Inc.
Harm’s Way Productions Inc.
Immortal Productions Inc.
Mall World Productions Inc.
Prisoner of Zenda Productions Inc.
Ronnie and Julie Productions Inc.
Corpus Productions Inc.